Three Allen Center 333 Clay Street Suite 4980 Houston, TX 77002 TEL 713 510 2400 FAX 713 510 2499 civeo.com
July 26, 2022
Allan D. Schoening
Re:    Retention Commitment
Dear Al:
Civeo Corporation (the “Company”) values your contributions to our organization and looks forward to working with you as we consider various strategic initiatives in the coming months. In recognition of your role, and the importance of your contributions to the Company in the months ahead, the Company is pleased to present you with this retention commitment agreement. By accepting this agreement, you commit to continuing your full-time employment with the Company through at least June 30, 2024 (the “Retention Date”), except in the case of your death, disability or other extraordinary circumstances.
As of the date of this letter, you are paid an annual base salary of CAD $510,000, which is subject to adjustment from time to time (the “Base Salary”). Additionally, with respect to each calendar year that ends during the term of your employment with the Company, you are eligible to earn an annual bonus under the Company’s Annual Incentive Compensation Plan (AICP) based upon the achievement of designated performance objectives. Your current target AICP bonus opportunity is 70% of your Base Salary (the “Target Bonus”).

In the event that prior to the Retention Date, the Company terminates your employment without Cause (as such term is defined in that certain Executive Change of Control Severance Agreement by and between you and the Company dated as of July 13, 2015 and amended as of July 20, 2020 (the “CIC Severance Agreement”), which superseded in its entirety that certain Executive Agreement by and between you and the Company dated as of December 15, 2014), and you execute and do not revoke a release of claims in a form provided by the Company within the time period specified therein, you will be entitled to the following payments and benefits.

1.The Company will pay you a lump sum equal to the Base Salary you would have received during the period beginning on the date that your employment with Company is terminated (the “Termination Date”) and ending on the Retention Date (such period, the “Retention Commitment Period”) as if you had remained employed by the Company during such period. Such lump sum will be paid less all applicable taxes and withholdings within 60 days following the Termination Date.

2.The Company will pay you a lump sum equal to your Target Bonus for each calendar year-end remaining in the Retention Commitment Period as well as a pro-rated Target Bonus for 2024 based on the number of days in 2024 prior to the Retention Date, which lump sum will be paid less all applicable taxes and withholdings within 60 days following the Termination Date.

3.All outstanding equity or equity-based awards granted to you by the Company prior to the Termination Date will fully vest such that any time-based restrictions with respect to such awards will lapse as of the Termination Date. To the extent that the vesting of any outstanding equity or equity-based awards is subject to performance-based conditions, such awards will remain outstanding following the Termination Date and vest based on actual performance against the required performance metrics over the full performance period. For the avoidance of doubt settlement of performance-based equity and equity-based awards will not be accelerated.

4.During the Retention Commitment Period, the Company will continue to provide you and your eligible family members with medical and dental benefits at least equal to those that would have been provided to you if your employment had not been terminated. Notwithstanding the foregoing, if you become eligible to receive medical or dental benefits under another employer’s plans during the Retention Commitment Period, the Company’s obligations under this Section 4 will be reduced to the extent comparable benefits are actually received by you during such period, and any such benefits actually received by you will be promptly reported by you to the Company. In the event that you are ineligible under the terms of the Company’s health and other welfare benefit plans or programs to continue to be so covered, the Company will provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment within 60 days following the Termination Date in such amount that, after all taxes on that amount, will be equal to the cost to you of providing such benefit coverage.
For the avoidance of doubt, the CIC Severance Agreement will remain in full force and effect, and any termination of your employment following a Change in Control (as such term is defined in the CIC Severance Agreement) will be subject solely to the terms and conditions of that CIC Severance Agreement.
Should your full-time employment with the Company be terminated following the Retention Date, the Company agrees to enter into a consulting agreement with you upon mutually agreeable terms, which will include continued vesting during your period of continued service on all outstanding equity or equity-based awards granted to you by the Company prior to the Retention Date in exchange for your agreement to provide part-time advisory and support services. Should your service period in such role be terminated without cause prior to vesting in full of all such equity awards, you will immediately vest in such equity awards upon your termination of service.
Your receipt of this retention commitment agreement does not affect your employment status with the Company. This letter agreement constitutes the entire understanding between you and the Company and expressly terminates, rescinds and replaces in full any prior agreement (written or oral) between the parties relating to the subject matter hereof.

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We look forward to your continued efforts and support during this time.
                                Sincerely,
                                /s/ Bradley J. Dodson

Bradley J. Dodson
                                President & CEO
ACKNOWLEDGED AND ACCEPTED

/s/ Allan D. Schoening
____________________________________
Allan D. Schoening
Date: ________July 26, 2022____________